EXHIBIT 99.1

SJW CORP. ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS

SAN JOSE, CA, October 30, 2013 – SJW Corp. (NYSE: SJW) today reported financial results for the third quarter ended September 30, 2013. Operating revenue was $85.2 million in the quarter compared to $82.4 million in 2012. The $2.8 million increase in revenue was primarily attributable to the net recognition of certain balancing and memorandum accounts of $2.3 million, which management has determined are probable of future recovery or refund, $1.4 million in cumulative rate increases, and $423,000 in revenue from new customers, partially offset by $1.5 million in lower customer water usage. In addition, the Company earned $299,000 in higher revenue from real estate operations.

Water production costs for the third quarter of 2013 were $40.4 million versus $36.6 million for the same period in 2012, an increase of $3.8 million. The increase in water production costs was primarily attributable to $3.4 million in higher per unit costs for purchased water and groundwater extraction charges and approximately $400,000 in higher costs due to a decrease in the availability of surface water supply and a decrease in customer water usage. Operating expenses, excluding water production costs, increased $635,000 to $25.5 million from $24.9 million. The increase was due to $499,000 of higher depreciation expense, $289,000 in higher taxes other than income taxes, partially offset by a decrease of $153,000 in maintenance and administrative and general expenses.

The effective consolidated income tax rates were 39% and 41% for the quarters ended September 30, 2013 and 2012, respectively.

Net income was $9.0 million for the quarter ended September 30, 2013, compared to $10.1 million for the same period in 2012. Diluted earnings per share were $0.44 for the quarter ended September 30, 2013, compared to $0.53 per diluted share for the same period in 2012.

Year-to-date operating revenue increased by $10.5 million to $209.6 million from $199.1 million in the first nine months of 2013. The increase was primarily attributable to the net recognition of certain balancing and memorandum accounts of $4.9 million, which management has determined are probable of future recovery or refund, $4.1 million in cumulative rate increases, and $1.0 million in revenue from new customers. In addition, the Company earned $478,000 in higher revenue from real estate operations and higher customer water usage.

Year-to-date water production costs increased to $91.2 million from $84.1 million in 2012. The $7.1 million increase was primarily attributable to $6.2 million in higher per unit costs for purchased water and groundwater extraction charges and $1.6 million in higher customer water usage, partially offset by $818,000 in lower costs due to an increase in the use of available surface water supply. Operating expenses, excluding water production costs, increased $2.6 million to $76.4 million from $73.8 million. The increase was due to $1.4 million of higher depreciation expense, $518,000 in higher taxes other than income taxes, $425,000 in higher maintenance expenses and $218,000 of higher administrative and general expenses.

Other, net includes a pre-tax gain on the sale of a real estate investment property in Connecticut of approximately $1.1 million.

The effective consolidated income tax rates were 40% and 41% for the nine-month periods ended September 30, 2013 and 2012, respectively.

Year-to-date net income was $17.7 million, compared to $16.4 million in 2012. Diluted earnings per share were $0.89 in the first nine months of 2013, compared to $0.87 per diluted share for the same period in 2012.

Diluted earnings per share for the quarter and year-to-date ended September 30, 2013 includes the weighted average effect of 1,421,000 new shares of common stock issued in April of 2013.

The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.1825 per share. The dividend is payable on December 2, 2013 to shareholders of record on November 12, 2013.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
OPERATING REVENUE	$85,238	82,374	$209,607	199,098
OPERATING EXPENSE:
Production Costs:
Purchased water	21,092	22,768	49,525	54,128
Power	3,074	2,274	5,736	4,442
Groundwater extraction charges	13,142	8,672	27,257	17,057
Other production costs	3,080	2,914	8,675	8,511
Total production costs	40,388	36,628	91,193	84,138
Administrative and general	10,706	10,773	32,285	32,067
Maintenance	3,325	3,411	9,958	9,533
Property taxes and other non-income taxes	2,686	2,397	7,769	7,251
Depreciation and amortization	8,787	8,288	26,346	24,922
Total operating expense	65,892	61,497	167,551	157,911
OPERATING INCOME	19,346	20,877	42,056	41,187
Interest expense	(5,009)	(5,063)	(14,987)	(15,188)
Other, net	416	1,136	2,562	1,617
Income before income taxes	14,753	16,950	29,631	27,616
Provision for income taxes	5,803	6,866	11,924	11,222
NET INCOME	8,950	10,084	17,707	16,394
Other comprehensive income, net	185	41	450	89
COMPREHENSIVE INCOME	$9,135	10,125	$18,157	16,483

EARNINGS PER SHARE
Basic	$0.44	0.54	$0.90	0.88
Diluted	$0.44	0.53	$0.89	0.87
DIVIDENDS PER SHARE	$0.18	0.18	$0.55	0.53
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	20,152	18,648	19,643	18,629
Diluted	20,347	18,854	19,839	18,833

SJW Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30, 2013	December 31, 2012
ASSETS
Utility plant:
Land	$10,389	10,156
Depreciable plant and equipment	1,231,964	1,166,220
Construction in progress	26,968	24,298
Intangible assets	18,340	15,561
Total utility plant	1,287,661	1,216,235
Less accumulated depreciation and amortization	408,888	384,675
Net utility plant	878,773	831,560

Real estate investments	78,788	74,232
Less accumulated depreciation and amortization	10,243	9,045
Net real estate investments	68,545	65,187
CURRENT ASSETS:
Cash and cash equivalents	3,219	2,522
Accounts receivable and accrued unbilled utility revenue	42,522	29,944
Long-lived assets held-for-sale	—	7,768
Prepaid expenses and other	3,589	2,677
Total current assets	49,330	42,911
OTHER ASSETS:
Investment in California Water Service Group	7,826	7,067
Debt issuance costs, net of accumulated amortization	5,276	5,226
Regulatory assets, net	134,024	130,488
Other	6,066	5,060
	153,192	147,841
	$1,149,840	1,087,499

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$10,501	9,724
Additional paid-in capital	62,777	26,117
Retained earnings	243,300	236,453
Accumulated other comprehensive income	2,759	2,310
Total shareholders' equity	319,337	274,604
Long-term debt, less current portion	335,143	335,598
Total capitalization	654,480	610,202
CURRENT LIABILITIES:
Line of credit	7,000	15,300
Current portion of long-term debt	589	5,392
Accrued groundwater extraction charge, purchased water and purchased power	11,700	5,072
Accounts payable	11,831	8,481
Accrued interest	5,552	5,355
Other current liabilities	13,076	9,507
Total current liabilities	49,748	49,107

DEFERRED INCOME TAXES AND CREDITS	158,982	149,013
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	201,081	196,743
POSTRETIREMENT BENEFIT PLANS	77,737	73,425
OTHER NONCURRENT LIABILITIES	7,812	9,009
	$1,149,840	1,087,499

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